Exhibit 99.1

Capitala Finance Corp. Reports First Quarter 2017 Results

CHARLOTTE, NC, May 8, 2017--Capitala Finance Corp. (Nasdaq:CPTA) ("Capitala", the “Company”, “we”, “us”, or “our”) today announced its financial results for the first quarter of 2017.

First Quarter Highlights

•	Net investment income of $6.2 million, or $0.39 per share
•	Net asset value per share of $15.71 at March 31, 2017, compared to $15.79 at December 31, 2016
•	Originated $21.7 million of investments during the quarter

Management Commentary

Commenting on the Company’s first quarter report, Joseph B. Alala, III, Chairman and Chief Executive Officer, stated, “We are pleased to report our results for the first quarter of 2017. Distributions were covered with net investment income while NAV was relatively unchanged as compared to the prior period. During the quarter, the investment advisor waived $1.0 million of incentive fees, and a total of $3.7 million since the waiver was announced in 2016. Our direct origination platform continues to provide a robust pipeline of investment opportunities. We are committed to underwriting quality risk adjusted investments and will not chase yield. From a liquidity standpoint, we are well positioned to fund investments that fit within our underwriting standards.”

First Quarter 2017 Financial Results

During the first quarter of 2017, the Company originated approximately $21.7 million of new investments, and received $33.0 million of repayments. First lien debt comprised 85% of investment activity during the quarter.

Total investment income was $14.8 million for the first quarter of 2017, compared to $17.4 million for the comparable period in 2016. Interest, fee and PIK income collectively were $1.8 million lower in the first quarter of 2017 as compared to the same period in 2016. Dividend income was $0.8 million lower in the first quarter of 2017 as compared to the same period in 2016, mainly due to $0.5 million of income in 2016 from the recently wound down Capitala Senior Liquid Loan Fund.

Exhibit 99.1

Total expenses for the first quarter of 2017 were $8.6 million, compared to $10.0 million for the comparable period in 2016. The decrease of $1.4 million is attributable to (1) a decrease in interest and financing expenses of $0.4 million, (2) a decrease of $0.2 million in management fees, and (3) a decrease of $0.8 million in incentive fees, net of the waiver.

Net investment income for the first quarter of 2017 was $6.2 million, or $0.39 per share, compared to $7.4 million, or $0.47 per share, for the same period in 2016.

Net realized gains totaled $4.8 million, or $0.31 per share, for the first quarter of 2017, compared to net losses of $2.3 million, or $0.14 per share, for the same period in 2016. During the quarter, the Company realized a $5.0 million gain related to Medical Depot, Inc. and $0.2 million in net losses on the remaining portfolio.

Net unrealized depreciation totaled $6.2 million, or $0.39 per share, for the first quarter of 2017, compared to depreciation of $9.3 million, or $0.59 per share, for the first quarter of 2016. During the first quarter of 2017, net unrealized depreciation included $5.0 million related to the realized gain on Medical Depot, Inc., while the remainder of the portfolio collectively depreciated by $1.2 million.

The net increase in net assets resulting from operations was $4.9 million for the first quarter of 2017, or $0.31 per share, compared to a net decrease of $4.2 million, or $0.27 per share, for the same period in 2016.

Investment Portfolio

As of March 31, 2017, our portfolio consisted of 51 companies with a fair market value of $532.5 million and a cost basis of $509.3 million. First lien debt investments represented 44.3% of the portfolio, second lien debt investments represented 11.4% of the portfolio, subordinated debt investments represented 25.5% of the portfolio, and equity/warrant investments represented 18.8% of the portfolio, based on fair values at March 31, 2017. On a cost basis, equity investments comprised 10.5% of the portfolio at March 31, 2017. The debt portfolio has a weighted average yield of 13.2% at March 31, 2017.

At March 31, 2017, we had debt investments in three portfolio companies on non-accrual status with a fair value and cost basis of $18.7 million and $30.7 million, respectively. At December 31, 2016, the fair value of the non-accrual investments was $17.4 million, with a cost basis of $29.5 million.

Liquidity and Capital Resources

At March 31, 2017, the Company had $40.6 million in cash and cash equivalents. In addition, the Company had SBA debentures outstanding totaling $170.7 million with an annual weighted average interest rate of 3.29%, and $113.4 million of fixed rate notes bearing an interest rate of 7.125%. At March 31, 2017, the Company had $44.0 million outstanding and $76.0 million available under its senior secured revolving credit facility, which is priced at LIBOR plus 3.0% and matures on October 17, 2018.

Exhibit 99.1

Subsequent Events

On April 26, 2017, the Company received $15.0 million for its second lien debt investment in Nielson & Bainbridge, LLC, repaid at par.

On May 1, 2017, the Company received $5.5 million for its equity investment in MJC Holdings, LLC, resulting in a realized gain of $4.5 million.

First Quarter 2017 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 8:30 a.m. on Tuesday, May 9, 2017. To participate in the conference call, please dial 1-877-312-5507 approximately 10 minutes prior to the call. A live webcast of the conference will be available at http://investor.CapitalaGroup.com.

About Capitala Finance Corp.

Capitala Finance Corp. is a business development company that invests primarily in first and second liens, subordinated debt and, to a lesser extent, equity securities issued by lower and traditional middle-market companies. The Company is managed by Capitala Investment Advisors, LLC. For more information on Capitala, or to automatically receive email notifications of Company financial information, press releases, stock alerts, or other corporate filings, please visit the Investor Relations section of our website.

About Capitala Group

Capitala Group is a leading provider of capital to lower and traditional middle market companies, through its family of credit focused funds. Since 1998, Capitala Group's managed funds have participated in over 138 transactions, representing over $1.3 billion of investments in a variety of industries throughout North America. Capitala Group manages both public capital (Capitala Finance Corp.) (Nasdaq:CPTA) and private capital (Capitala Private Credit Fund V, L.P. and CapitalSouth SBIC Fund IV, L.P.) for institutional and individual investors, and seeks to partner with strong management teams to create value and serve as long term partners.  For more information, please visit www.CapitalaGroup.com.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Exhibit 99.1

SOURCE: Capitala Finance Corp.

Capitala Finance Corp.

Stephen Arnall, Chief Financial Officer

704-376-5502

sarnall@capitalagroup.com

Exhibit 99.1

Capitala Finance Corp.

Consolidated Statements of Assets and Liabilities
(in thousands, except share and per share data)

	As of
	March 31, 2017	December 31, 2016
	(unaudited)
ASSETS

Investments at fair value
Non-control/non-affiliate investments (amortized cost of $368,836 and $391,706, respectively)	$364,260	$393,525
Affiliate investments (amortized cost of $56,043 and $39,279, respectively)	78,454	61,464
Control investments (amortized cost of $84,407 and $82,791, respectively)	89,764	86,650
Total investments at fair value (amortized cost of $509,286 and $513,776, respectively)	532,478	541,639
Cash and cash equivalents	40,564	36,281
Interest and dividend receivable	5,994	5,735
Trade Settlement Receivable	990	-
Due from related parties	143	182
Prepaid expenses	441	506
Other assets	67	72
Total assets	$580,677	$584,415

LIABILITIES
SBA debentures (net of deferred financing costs of $2,760 and $2,911, respectively)	$167,940	$167,789
Notes (net of deferred financing costs of $2,880 and $3,025, respectively)	110,558	110,413
Credit Facility (net of deferred financing costs of $521 and $759, respectively)	43,479	43,241
Due to related parties	-	35
Management and incentive fee payable	3,887	6,426
Interest and financing fees payable	966	2,657
Accounts payable and accrued expenses	147	536
Written call option at fair value (proceeds of $20 and $20, respectively)	4,221	2,736
Total liabilities	$331,198	$333,833

Commitments and contingencies

NET ASSETS

Common stock, par value $.01, 100,000,000 common shares authorized, 15,883,492 and 15,868,045 common shares issued and outstanding, respectively	$159	$159
Additional paid in capital	240,391	240,184
Undistributed net investment income	22,973	22,973
Accumulated net realized losses from investments	(33,035)	(37,881)
Net unrealized appreciation on investments	23,192	27,863
Net unrealized depreciation on written call option	(4,201)	(2,716)
Total net assets	$249,479	$250,582

Total liabilities and net assets	$580,677	$584,415

Net asset value per share	$15.71	$15.79

Exhibit 99.1

Capitala Finance Corp.

Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	For the Three Months Ended March 31
	2017	2016
INVESTMENT INCOME
Interest and fee income:
Non-control/non-affiliate investments	$9,638	$10,747
Affiliate investments	1,044	1,363
Control investments	1,988	2,854
Total interest and fee income	12,670	14,964
Payment-in-kind interest and dividend income:
Non-control/non-affiliate investments	1,178	878
Affiliate investments	231	95
Control investments	246	231
Total payment-in-kind interest and dividend income	1,655	1,204
Dividend income:
Non-control/non-affiliate investments	168	205
Affiliate investments	29	29
Control investments	280	1,045
Total dividend income	477	1,279
Interest income from cash and cash equivalents	13	2
Total investment income	14,815	17,449

EXPENSES
Interest and financing expenses	4,653	5,023
Base management fee	2,514	2,728
Incentive fees	1,308	1,706
General and administrative expenses	1,107	1,168
Expenses before incentive fee waiver	9,582	10,625
Incentive fee waiver	(958)	(597)
Total expenses, net of fee waivers	8,624	10,028

NET INVESTMENT INCOME	6,191	7,421

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS AND WRITTEN CALL OPTION:
Net realized gain (loss) from investments:
Non-control/non-affiliate investments	4,831	-
Affiliate investments	15	(2,262)
Total realized gain (loss) from investments	4,846	(2,262)
Net unrealized depreciation on investments	(4,671)	(9,348)
Net unrealized depreciation on written call option	(1,485)	-
Net loss on investments and written call option	(1,310)	(11,610)

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$4,881	$(4,189)

NET INCREASE (DECREASE) IN NET ASSETS PER SHARE RESULTING FROM OPERATIONS – BASIC AND DILUTED	$0.31	$(0.27)

WEIGHTED AVERAGE COMMON STOCK OUTSTANDING - BASIC AND DILUTED	15,873,655	15,785,943

DISTRIBUTIONS PAID PER SHARE	$0.39	$0.47